Transatlantic Holdings, Inc.
Computation of Ratios of Earnings to Fixed Charges
(in thousands, except ratios)

	Nine Months
	Ended Sept 30,		Years Ended December 31,
	2009		2008		2007		2006		2005	2004

Income (loss) before income taxes	$423,966		$3,223		$595,752		$539,908		$(46,098)	$276,212
Less: Equity income (loss) of less than 50% owned persons	9,666		(22,713)		25,807		20,852		18,900	19,369
Add: Dividends from less than 50% owned persons	2,155		3,750		2,754		2,387		2,046	1,681
	416,455		29,686		572,699		521,443		(62,952)	258,524
Add fixed charges:
Interest expense on 5.75% senior notes due December 14, 2015	30,432		43,359		43,421		43,405		2,050	-
Interest expense on reinsurance balances payable	18		22		5,258		-		2,087	2,043
Proportion of rent expense deemed representative of the interest factor	3,307		4,012		3,780		3,245		2,945	2,868
	33,757		47,393		52,459		46,650		7,082	4,911

Income (loss) before income taxes and fixed charges	$450,212		$77,079		$625,158		$568,093		$(55,870)	$263,435

Ratio of earnings to fixed charges (1)	13.34	x	1.63	x	11.92	x	12.18	x	- (2)	53.64	x

(1)	For purposes of the ratio of earnings to fixed charges, “earnings” represent income (loss) before income taxes excluding income (loss) from equity-method investees plus fixed charges, and “fixed charges” represent interest expense on the $750 million principal amount of Transatlantic Holdings, Inc.’s 5.75% senior notes due on December 14, 2015, which principal amount was reduced to $699 million and $725 million at September 30, 2009 and December 31, 2008, respectively, interest expense on reinsurance balances payable and that portion of rent expense that, in Transatlantic Holdings, Inc.’s opinion, approximates the interest factor included in rent expense.

(2)	“Earnings” were inadequate to cover fixed charges by $63.0 million for the year ended December 31, 2005. Included in earnings for the year ended December 31, 2005 are catastrophe costs (comprised principally of losses and loss adjustment expenses) of $543.9 million, principally related to Hurricanes Katrina, Rita and Wilma.